Exhibit 99.1

SACHEM CAPITAL REPORTS FULL YEAR 2023 RESULTS

Revenues Increase, While Rising Interest Rates and Commercial Real Estate Values Impact Earnings

Company to Host Webcast and Conference Call

BRANFORD, Conn., April 1, 2024 (GLOBE NEWSWIRE) – Sachem Capital Corp. (NYSE American: SACH) announced its financial results for the year ended December 31, 2023. The Company will host a conference call on Monday, April 1, 2024 at 8:00 a.m. Eastern Time to discuss its financial and operating results.

John Villano, CPA, Sachem Capital’s Chief Executive Officer commented, “While we remained disciplined and focused as we grew 2023 revenue nearly 26% over the prior year, we were met with a difficult macroeconomic backdrop including rising interest rates, weakness in commercial real estate, specifically office, and banking sector challenges. As a result, changes in the values of certain commercial properties secured by our loans, resulted in a decline of 29.4% in net income attributable to common shareholders and 40.1% in earnings per share, respectively. Despite these ongoing obstacles, we remain focused on areas of our business we can control and will continue our efforts to protect our capital and increase shareholder value.”

Results of operations for year ended December 31, 2023

Total revenue increased 25.5% to $65.6 million, compared to $52.3 million for the year ended December 31, 2022. Revenue growth was due primarily to the growth in size of the company’s mortgage portfolio and increases in rates charged to borrowers. Interest income, investment gain, income from partnership investments along with fee and other income all increased when compared to 2022. However, origination and modification fees decreased approximately 19%, year-over-year reflecting a change in loan originations and modifications. For the year ended 2023, interest income was $49.3 million compared to $42.6 million for the 2022 period.

Total operating costs and expenses for the year ended December 31, 2023 were $49.7 million, compared to $31.4 million for the 2022 period. The largest change was due to higher interest expense and amortization of deferred financing costs, which was $29.2 million in the year, compared to $21.5 million in 2022. The other significant contributors to operating costs and expenses for the period include (i) $5.3 million in general and administrative expenses, (ii) $6.9 million of compensation, fees and taxes, and (iii) a $6.4 million provision for credit losses. Provision for credit losses is a non-cash charge that reflects the decline in the values of certain collateral securing our first mortgage loans. Over 70% of the provision was attributable to commercial real estate.

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Net income for 2023 attributable to common shareholders was approximately $12.1 million, or $0.27 per share, compared to $17.2 million, or $0.46 per share for 2022.

Balance Sheet

Total assets at December 31, 2023 were up almost 11% to $625.5 million compared to $565.7 million at December 31, 2022. The change was due primarily to the growth in the company’s mortgage loan portfolio, its investment securities holdings and investments in partnerships, which rose $38.5 million, $13.2 million and $12.2 million, respectively. These increases were offset by an allowance for credit losses of $7.5 million (as discussed above). In addition, during the year ended December 31, 2023, the company had net investments in rental real estate of $10.6 million. Total liabilities at December 31, 2023 were $395.5 million compared to $348.0 million at December 31, 2022.

Total indebtedness at quarter end was $377.7 million, which included $282.4 million of unsecured notes payable (net of $6.0 million of deferred financing costs), $61.8 million balance on margin loan account with Wells Fargo Advisors and on the revolving credit facility with Needham Bank, $26.5 million outstanding on the master repurchase financing facility with an affiliate of Churchill Real Estate, and $1.1 million outstanding on the mortgage loan with New Haven Bank. Additionally, the company has approximately $23.7 million of notes payable coming due in June of 2024. The company believes it has, or has access to, sufficient working capital to repay these notes when due.

Total shareholders’ equity at December 31, 2023 rose $12.4 million to $230.1 million compared to $217.7 million at December 31, 2022. The change was primarily due to additional paid-in capital of $23.6 million, relating to sales of common shares and Series A Preferred Stock under the company’s at-the-market offering facility.

Dividends

On March 28, 2024, the company declared a quarterly dividend of $0.11 per share payable on April 16, 2024 to common shareholders of record as of the close of the NYSE American on April 9, 2024.

On January 9, 2024, the company paid a quarterly dividend of $0.11 per share to common shareholders of record as of the close of market on the NYSE American on December 29, 2023.

The company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the company intends to comply with this requirement for the current year.

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Investor Conference Webcast and Call

The company will host a webcast and conference call Monday, April 1, 2024 at 8:00 a.m. Eastern Daylight Time, to discuss in greater detail its financial results for the quarter and year ended December 31, 2023. A webcast of the call may be accessed on Sachem’s website at https://ir.sachemcapitalcorp.com/ir-calendar.

Interested parties can access the conference call via telephone by dialing toll free 877-704-4453 for U.S. callers or +1-201-389-0920 for international callers.

Replay

The webcast will be archived on the company’s website and a telephone replay of the call will be available through Monday, April 16, 2024 and can be accessed by dialing 1-844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering replay passcode: 13743197.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loan to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The company will also make opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based primarily on management’s current expectations and projections about future events and trends that management believes may affect the company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2023 filed with the U.S. Securities and Exchange Commission on April 1, 2024. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, level of activity, performance, or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

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SACHEM CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

	Years Ended
	December 31,
	2023	2022
Assets
Cash and cash equivalents	$12,598,256	$23,713,097
Investment securities, net (at fair value)	37,776,032	24,576,462
Mortgages receivable	499,235,371	460,738,268
Less: Allowance for credit losses	(7,523,160)	(105,000)
Mortgages receivable, net of allowance for credit losses	491,712,211	460,633,268
Investments in rental real estate, net	10,554,461	—
Interest and fees receivable, net	8,474,820	6,309,845
Due from borrowers, net	5,596,883	5,276,967
Real estate owned	3,461,519	5,216,149
Investments in partnerships	43,035,895	30,831,180
Property and equipment, net	3,373,485	4,121,721
Other assets	8,955,250	4,983,173
Total assets	$625,538,812	$565,661,862
Liabilities and Shareholders' Equity
Liabilities:
Notes payable (net of deferred financing costs of $6,048,490 and $8,352,597)	$282,353,260	$280,049,153
Repurchase facility	26,461,098	42,533,466
Mortgage payable	1,081,303	750,000
Lines of credit	61,792,330	3,587,894
Accrued dividends payable	5,144,203	5,342,160
Accounts payable and accrued liabilities	2,321,535	1,439,219
Advances from borrowers	10,998,351	9,892,164
Below market lease intangible	664,737	—
Deferred revenue	4,647,302	4,360,452
Total liabilities	395,464,119	347,954,508
Commitments and Contingencies
Shareholders' equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,029,923 and 1,903,000 shares of Series A Preferred Stock issued and outstanding at December 31, 2023 and December 31, 2022, respectively	$2,030	$1,903
Common stock - $.001 par value; 200,000,000 shares authorized; 46,765,483 and 41,093,536 issued and outstanding at December 31, 2023 and December 31, 2022	46,765	41,094
Paid-in capital	249,825,780	226,220,990
Accumulated other comprehensive income (loss)	315,614	(561,490)
Accumulated deficit	(20,115,496)	(7,995,143)
Total shareholders’ equity	230,074,693	217,707,354
Total liabilities and shareholders’ equity	$625,538,812	$565,661,862

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended
	December 31,
	2023	2022
Revenue:
Interest income from loans	$49,265,040	$42,618,817
Investment gain, net	1,233,537	521,662
Income from partnership investments	3,521,721	1,809,564
Origination and modification fees, net	5,940,393	7,320,625
Fee and other income	4,812,629	2,969,117
Unrealized gain (loss) on investment securities	835,818	(2,963,760)
Total revenue	65,609,138	52,276,025

Operating costs and expenses:
Interest and amortization of deferred financing costs	29,189,901	21,549,859
Compensation, fees and taxes	6,931,757	5,315,455
General and administrative expenses	5,293,057	3,097,219
Other expenses	1,032,520	544,684
(Gain) Loss on sale of real estate and property and equipment, net	88,115	(44,752)
Provision for credit losses related to loans	5,571,612	105,000
Provision for credit losses related to available-for-sale debt securities	808,561	—
Impairment loss	794,462	799,909
Total operating costs and expenses	49,709,985	31,367,374
Net income	15,899,153	20,908,651
Preferred stock dividend	(3,795,389)	(3,687,062)
Net income attributable to common shareholders	12,103,764	17,221,589

Other comprehensive income
Unrealized gain (loss) on investment securities, net	877,104	(85,474)
Total Comprehensive income	$12,980,868	$17,136,115
Basic and diluted net income per common share outstanding:
Basic	$0.27	$0.46
Diluted	$0.27	$0.46
Weighted average number of common shares outstanding:
Basic	44,244,988	37,741,657
Diluted	44,244,988	37,749,169

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SACHEM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,899,153	$20,908,651
Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of deferred financing costs and bond discount	2,415,405	2,104,093
Depreciation expense	266,331	106,414
Write-off of failed deal expenses	477,047	—
Stock based compensation	822,231	495,015
Provision for credit losses related to loans	5,571,612	105,000
Provision for credit losses related to available-for-sale debt securities	808,561	—
Impairment loss	794,462	799,909
Loss (Gain) on sale of real estate and property and equipment, net	88,115	(44,752)
Unrealized (gain) loss on investment securities	(835,818)	2,963,760
Gain on sale of investment securities	—	(521,662)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Interest and fees receivable, net	(2,285,064)	(2,616,200)
Other assets – miscellaneous	(3,504,390)	(3,599,779)
Due from borrowers, net	(334,253)	(1,605,951)
Accrued dividends payable	—	(1,414,560)
Other assets - prepaid expenses	(100,649)	—
(Decrease) increase in operating liabilities:
Accrued Interest	158,973	158,687
Accounts payable and accrued liabilities	220,757	766,723
Deferred revenue	286,850	(283,038)
Advances from borrowers	1,106,187	(5,173,950)
Total adjustments	5,956,357	(7,760,291)
NET CASH PROVIDED BY OPERATING ACTIVITIES	21,855,510	13,148,360

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	(30,415,304)	(51,651,930)
Proceeds from the sale of investment securities	18,120,095	85,113,227
Purchase of interests in investment partnerships, net	(12,235,563)	(24,775,342)
Proceeds from sale of real estate owned	450,420	2,090,879
Acquisitions of and improvements to real estate owned, net	(229,587)	(126,442)
Proceeds from sale (purchases) of property and equipment, net	515,391	(1,581,350)
Investment in rental real estate, net	(10,845,107)	—
Principal disbursements for mortgages receivable	(204,884,592)	(300,277,303)
Principal collections on mortgages receivable	167,036,071	131,840,244
Other assets - pre-offering costs	—	(170,606)
NET CASH USED FOR INVESTING ACTIVITIES	(72,488,176)	(159,538,623)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (repayment of) lines of credit	58,204,436	(29,590,137)
Net proceeds from (repayment of) repurchase facility	(16,072,368)	23,446,277
Proceeds from mortgage	331,303	—
Accounts payable and accrued liabilities - principal payments on other notes	(6,014)	(24,907)
Dividends paid on common shares	(21,932,500)	(18,809,722)
Dividends paid on Series A Preferred Stock	(3,795,389)	(3,687,062)
Proceeds from issuance of common shares, net of expenses	20,450,874	39,291,945
Repurchase of common shares	(226,327)	—
Proceeds from issuance of Series A Preferred Stock, net of expenses	2,563,810	(70,000)
Gross proceeds from issuance of fixed rate notes	—	122,125,000
Financings costs incurred in connection with fixed rate notes	—	(4,516,931)
NET CASH PROVIDED BY FINANCING ACTIVITIES	39,517,825	128,164,463

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,114,841)	(18,225,800)

CASH AND CASH EQUIVALENTS- BEGINNING OF YEAR	23,713,097	41,938,897

CASH AND CASH EQUIVALENTS - END OF YEAR	$12,598,256	$23,713,097

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